Exhibit 99.2

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES 2012 CAPITAL PROGRAM

DALLAS, Texas, March 1, 2012 — Kosmos Energy (NYSE: KOS) announced today its 2012 organic capital program, which totals approximately $600 million. Exploration and appraisal activities represent approximately 55 percent of the amount, with development comprising the remaining 45 percent. Over 90 percent of the 2012 program is anticipated to be invested in Ghana.

Brian F. Maxted, President and Chief Executive Officer, stated, “Our 2012 capital program is highly focused on furthering our exploration program to identify and discover substantial new petroleum systems, as well as enhancing the value of our existing assets. Offshore Ghana, we are continuing to advance the development of Jubilee, and we are taking significant steps toward the next major project developments. Our appraisal and exploration drilling program is substantial, with plans to participate in nine new wells in 2012, including a number of high impact exploration prospects. In addition, we have the potential to expand this program with additional contingent wells. In our current portfolio outside of Ghana, we are planning, acquiring and processing important 3D seismic in newly acquired petroleum systems such as Morocco and Suriname, and our teams are preparing to commence our first operated well onshore Cameroon late in the year. We are continuing to identify new petroleum system opportunities for Kosmos, and I expect that we will capture additional new ventures in 2012 that strategically fit with our overall growth strategy. Kosmos is well-positioned to execute our growth programs and further build substantial value for our shareholders.”

As part of an integrated appraisal and delineation program for the Company’s discoveries on the West Cape Three Points Block, offshore Ghana, Kosmos anticipates drilling at least two appraisal wells at the Teak discovery and one appraisal well at the Mahogany discovery in 2012. In addition, the Company targets performing multiple flowtests and reservoir studies for the Teak, Mahogany, Akasa, and Banda discoveries. On the Deepwater Tano Block, offshore Ghana, the Company is planning to participate in two appraisal wells in 2012, as well as certain flowtests and well activities, at the Enyenra and Ntomme oil discoveries. A plan of development for the Tweneboa/Enyenra/Ntomme area is expected to be submitted for governmental approval in 2012.

Kosmos also anticipates participating in at least four new exploration wells in 2012, with three located offshore Ghana and one onshore Cameroon. Offshore Ghana, the Company anticipates drilling the Deepwater Sapele, Wawa, and Turonian Deep (also known as ‘Tweneboa Deep’) prospects on the Deepwater Tano Block, which have net unrisked mean resources of more than 100 million barrels of oil equivalent combined. In Cameroon, the Company plans to commence the Sipo well (testing the Liwenyi prospect) on the Ndian River Block late in 2012. Sipo is a 150 million barrel of oil equivalent prospect, net unrisked mean.

Also included in the Company’s planned exploration program are significant 3D seismic acquisitions in its positions offshore Morocco and Suriname. First drilling is planned as early as 2013 for Morocco and 2014 for Suriname.

(more)

The Company’s planned development investments are primarily composed of ongoing activities at the first phase of Jubilee, as well as implementation of the next development phase at the field, Phase 1A. As part of its production enhancement program, Kosmos anticipates performing up to three sidetracks of existing Phase 1 wells in 2012, as well as certain alternative production enhancement methods. The Phase 1A program provides for five new production wells, three water injection wells, and additional subsea infrastructure. By the end of the year, the Company anticipates four production wells and one injection well to be online. Kosmos anticipates gross production at Jubilee to average between 70,000 and 90,000 barrels of oil per day in 2012. This production range equates to between 6 and 8 Kosmos liftings in 2012.

As previously announced, the Company has exercised a right to acquire an additional 4.05 percent interest in the Deepwater Tano Block, offshore Ghana, which increases the Company’s Jubilee field interest by 1.75 percent. The impact of the increased share on the Company’s organic capital program will be an incremental $40 million, subject to the closing of the transaction, which is expected in the second quarter 2012.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss year-end 2011 financial and operating results, as well as the 2012 capital program and guidance, today at 10:00 a.m. Central time (11:00 a.m. Eastern time). Interested parties can access a live webcast on the Investors page of Kosmos’ website at www.kosmosenergy.com. The dial-in telephone number for participation in the call is +1.877.407.3982. Callers outside the United States should dial +1.201.493.6780. A replay of the conference call will be available on the Investors page of Kosmos’ website.

About Kosmos Energy

Kosmos Energy Ltd. is a leading independent oil and gas exploration and production company focused on frontier and emerging areas in Africa and South America. The Company’s asset portfolio includes existing production, major discoveries and exploration prospects offshore Ghana, as well as exploration licenses with significant hydrocarbon potential offshore Morocco and Suriname and onshore Cameroon. Kosmos is listed on the New York Stock Exchange and is traded under the ticker symbol KOS. For additional information, visit www.kosmosenergy.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  The Company’s estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although the Company believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to the Company. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s Securities and Exchange Commission (“SEC”) filings.  The Company’s SEC filings are available on the Company’s website at www.kosmosenergy.com.  Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

###

CONTACT:

Investor Relations

Brad Whitmarsh

+1.214.445.9772

bwhitmarsh@kosmosenergy.com